UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 27, 2010

GREENE COUNTY BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

                                                                               Federal                        0-25165                      14-1809721
                                                                            (State or Other Jurisdiction                              (Commission File No.)                            (I.R.S. Employer
                                                                                of Incorporation)                                                                                                        Identification No.)

                                                                                           302 Main Street, Catskill NY                                                  12414
                                                                                (Address of Principal Executive Offices)                                                                             (Zip Code)

                                                                                                      Registrant’s telephone number, including area code:    (518) 943-2600

             Not Applicable
        (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17
      CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02     Results of Operations and Financial Condition.

On October 27, 2010, Greene County Bancorp, Inc. issued a press release disclosing financial results at and for first quarter of the fiscal year ending June 30, 2011.  A copy of the press release is included as exhibit 99.1 to this report.

The information in the preceding paragraph, as well as Exhibit 99.1 referenced therein, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933.

Item 9.01      Financial Statements and Exhibits.

(a)	Not Applicable.

(b)	Not Applicable.

(c)	Not Applicable.

(d)	Exhibits.

Exhibit No.	Description

99.1                                         Press release dated July 28, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

GREENE COUNTY BANCORP, INC.

DATE:  October 28, 2010                                                    By: /s/ Donald E. Gibson
Donald E. Gibson
President and Chief Executive Officer

Exhibit 99.1

FOR IMMEDIATE RELEASE
Date: October   27, 2010
For Further Information Contact:
Donald E. Gibson
President & CEO
(518) 943-2600
donaldg@tbogc.com

Michelle M. Plummer
EVP, COO & CFO
(518) 943-2600
michellep@tbogc.com

Greene County Bancorp, Inc.
Announces Higher Quarterly Earnings

Catskill, N.Y. -- (BUSINESS WIRE) – October  27, 2010-- Greene County Bancorp, Inc. (the “Company”) (NASDAQ: GCBC), the holding company for The Bank of Greene County and its subsidiary Greene County Commercial Bank, today reported net income for the quarter ended September 30, 2010, which is the first quarter of the Company’s fiscal year ending June 30, 2011.  Net income for the quarter ended September 30, 2010 amounted to $1.3 million or $0.32 per basic and diluted share as compared to $1.2 million or $0.29 per basic and diluted share for the quarter ended September 30, 2009, an increase of $140,000, or 11.8%.

Donald E. Gibson, President and CEO stated, “We are pleased to report another quarter with solid performance. Our return on average assets and return on average equity continued to be strong and were 1.07% and 11.70%, respectively, for the quarter ended September 30, 2010, versus 1.02% and 11.59% for the quarter ended September 30, 2009.”

The most significant contributor to the improved earnings was higher net interest income, which increased $558,000 or 13.2% over the same quarter the prior year. Net interest income increased to $4.8 million for the quarter ended September 30, 2010 as compared to $4.2 million for the quarter ended September 30, 2009.  This was primarily the result of a $32.2 million increase in average earning assets from $442.8 million for the quarter ended September 30, 2009 to $475.0 million for the quarter ended September 30, 2010 and a 32 basis point decrease in the rates paid on average interest bearing liabilities from 1.48% to 1.16%, for the quarters ended September 30, 2009 and 2010, respectively.  This was partially offset by an 8 basis point decrease in the yield on interest earning assets from 5.11% to 5.03% for the quarters ended September 30, 2009 and 2010, respectively. Net interest rate spread increased 24 basis points to 3.87% for the quarter ended September 30, 2010 as compared to 3.63% for the quarter ended September 30, 2009.  Net interest margin increased 21 basis points to 4.04% for the quarter ended September 30, 2010 as compared to 3.83% for the quarter ended September 30, 2009.

Management continues to closely monitor asset quality and adjust the level of the allowance for loan losses when necessary.  The amount recognized for the provision for loan losses is determined by management based on its ongoing analysis of the adequacy of the allowance for loan losses.  During the quarters ended September 30, 2010 and 2009, the Company increased the level of allowance for loan losses due to an increase in the amount of nonperforming assets and loan charge-offs resulting from a decline in the overall economy, and an increase in local unemployment.  As a result, the provision for loan losses amounted to $353,000 and $248,000 for the quarters ended September 30, 2010 and 2009, respectively, an increase of $105,000 or 42.3%. Continued increases in non-performing assets and loan charge-offs have resulted in an increase in the level of allowance for loan losses to total loans receivable to 1.43% as of September 30, 2010 as compared to 1.34% as of June 30, 2010.  Nonperforming loans amounted to $5.0 million and $3.9 million at September 30, 2010 and June 30, 2010, respectively, an increase of $1.1 million or 28.2%.  Net charge-offs amounted to $39,000 and $36,000 for the quarters ended September 30, 2010 and 2009, respectively, an increase of $3,000.   At September 30, 2010, nonperforming assets were 0.98% of total assets and nonperforming loans were 1.67% of net loans.

Noninterest income decreased $101,000 or 8.4% to $1.1 million for the quarter ended September 30, 2010 as compared to $1.2 million for the quarter ended September 30, 2009, which was primarily due to a decrease in service charges on deposit accounts resulting from changes implemented related to the Company’s overdraft protection program.  Service charges on deposit accounts decreased $181,000, which was partially offset by increases in debit card fees and investment services income of $49,000 and $19,000, respectively.

Noninterest expense increased $146,000 when comparing the quarters ended September 30, 2010 and 2009 at $3.5 million and $3.4 million, respectively.  This increase was primarily due to an $111,000 increase in compensation resulting from the addition of new employees in preparation of the opening of the new Germantown branch in October 2010, and a $27,000 increase in net expense related to foreclosed assets.

Total assets grew $34.2 million or 6.9% to $529.5 million at September 30, 2010 as compared to $495.3 million at June 30, 2010.  Net loans increased $3.8 million or 1.3% to $299.4 million at September 30, 2010 as compared to $295.6 million at June 30, 2010.  Securities available for sale and held to maturity amounted to $168.4 million, or 31.8% of assets, at September 30, 2010 as compared to $167.3 million, or 33.8% of assets, at June 30, 2010, an increase of $1.1 million or 0.7%. Funding the growth in assets was primarily deposit growth of $41.7 million, or 9.9% to $463.4 million at September 30, 2010 as compared to $421.7 million at June 30, 2010. This increase was primarily the result of an increase of $39.9 million in balances at the Company’s commercial bank subsidiary. Borrowings decreased $9.1 million to $17.0 million at September 30, 2010 as compared to $26.1 million at June 30, 2010, the growth in deposits allowed the repayment of some overnight borrowings.  Total shareholders’ equity amounted to $45.9 million at September 30, 2010, or 8.7% of total assets.

Headquartered in Catskill, New York, the Company provides full-service community-based banking in its eleven branch offices located in Greene, Columbia and Albany Counties.  On October 30, 2010, the Bank is scheduled to open its twelfth branch office, a new full service 1,500 square foot branch in Germantown, NY. Customers are offered 24-hour services through ATM network systems, an automated telephone banking system and Internet Banking through its web site at http://www.tbogc.com.

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from those projected in the forward-looking statements.  Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services.

	At or For the Three
	Months Ended September 30,
Dollars In thousands, except share and per share data	2010	2009
Interest income	$5,976	$5,656
Interest expense	1,179	1,417
Net interest income	4,797	4,239
Provision for loan losses	353	248
Noninterest income	1,100	1,201
Noninterest expense	3,528	3,382
Income before taxes	2,016	1,810
Tax provision	692	626
Net income	$1,324	$1,184

Basic EPS	$0.32	$0.29
Weighted average shares outstanding	4,121,299	4,105,312

Diluted EPS	$0.32	$0.29
Weighted average diluted shares outstanding	4,152,082	4,132,766

Dividends declared per share 2	$0.175	$0.170

Selected Financial Ratios
Return on average assets	1.07%	1.02%
Return on average equity	11.70%	11.59%
Net interest rate spread	3.87%	3.63%
Net interest margin	4.04%	3.83%
Efficiency ratio1	59.83%	62.18%
Non-performing assets to total assets	0.98%	0.87%
Non-performing loans to total loans	1.67%	1.49%
Allowance for loan losses to non-performing loans	86.99%	88.24%
Allowance for loan losses to total loans	1.43%	1.30%
Shareholders’ equity to total assets	8.68%	8.83%
Dividend payout ratio2	54.47%	58.62%
Book value per share	$11.14	$10.14

1 Noninterest expense divided by the sum of net interest income and noninterest income.

2 Greene County Bancorp, MHC, the owner of 55.9% of the shares issued by the Company, waived its right to receive the dividends. No adjustment has been made to account for this waiver.

	As of September 30, 2010	As of June 30, 2010
Dollars In thousands
Assets
Total cash and cash equivalents	$39,029	$9,643
Long term certificate of deposit	1,000	1,000
Securities- available for sale, at fair value	87,881	89,805
Securities- held to maturity, at amortized cost	80,475	77,520
Federal Home Loan Bank stock, at cost	1,457	1,866

Gross loans receivable	303,289	299,200
Less: Allowance for loan losses	(4,338)	(4,024)
Unearned origination fees and costs, net	443	406
Net loans receivable	299,394	295,582

Premises and equipment	14,849	14,804
Accrued interest receivable	2,846	2,731
Foreclosed real estate	200	---
Prepaid expenses and other assets	2,350	2,372
Total assets	$529,481	$495,323

Liabilities and shareholders’ equity
Noninterest bearing deposits	$49,060	$44,239
Interest bearing deposits	414,384	377,493
Total deposits	463,444	421,732

Borrowings from FHLB, short term	---	9,100
FHLB borrowings, long term	17,000	17,000
Accrued expenses and other liabilities	3,104	2,988
Total liabilities	483,548	450,820
Total shareholders’ equity	45,933	44,503
Total liabilities and shareholders’ equity	$529,481	$495,323
Common shares outstanding	4,123,245	4,118,912
Treasury shares	182,425	186,758